Exhibit 99.1

CBL & ASSOCIATES PROPERTIES, INC. --- LETTERHEAD

Contact: Katie Reinsmidt, Director of Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES ANNOUNCES REVISED

ANNUAL 2007 FFO GUIDANCE

Includes Non-Cash Write-Down of Real Estate Securities

CHATTANOOGA, Tenn. (February 4, 2008) - CBL & Associates Properties, Inc. (NYSE: CBL) today announced that it is revising its annual 2007 Funds From Operations (“FFO”) guidance to a range of $3.09 - $3.11 per share primarily as a result of the following items:

•

An $18.5 million non-cash write down of marketable real estate securities related to a significant decline in fair value during the fourth quarter 2007 ($0.16 of FFO per share and diluted earnings per share (“EPS”)).

•

A decision to delay the previously announced recognition of $7.0 million of fee income from an affiliate of Centro Properties Group due to its uncertainty ($0.04 of FFO per share and diluted EPS, net of tax).

•	Approximately $0.05 of FFO per share and diluted EPS related to other non-operating items.

John N. Foy, Vice-Chairman and Chief Financial Officer for CBL & Associates Properties, Inc., commented, “Although we do not invest in securities for trading purposes, from time to time we have made investments in marketable real estate securities that we believed were not only attractive as stand-alone investments, but may also represent strategic investments. However, based on current market valuations, we determined that it was necessary to recognize the significant decline in value of these marketable securities in our results. The Company and the Board of Directors periodically review our investments to determine their continued attractiveness. We have no current intention to sell these securities.”

Foy also stated, “It is important to note that these items, which include non-cash and one-time charges, do not reflect upon the performance of our properties. While the current operating environment is challenging, we are continuing to execute our business with a conservative approach and careful consideration of capital allocation. We are pleased to continue to provide our shareholders with a growing and well-covered dividend. We look forward to discussing our fourth quarter and year-end earnings results as well as our properties’ performance on Friday’s conference call.”

Revised 2007 FFO Guidance

Low	High
Expected diluted earnings per common share	$0.89	$0.91
Adjust to fully converted shares from common shares	(0.39)	(0.40)
Expected earnings per diluted, fully converted common share	0.50	0.51
Add: depreciation and amortization	2.24	2.24
Less: gain on disposal of discontinued operations	(0.04)	(0.04)
Add: minority interest in earnings of Operating Partnership	0.39	0.40

Expected FFO per diluted, fully converted common share	$3.09	$3.11

Funds From Operations

FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and minority interests. Adjustments for unconsolidated partnerships and joint ventures and minority interests are calculated on the same basis. The Company defines FFO allocable to common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company presents both FFO of its operating partnership and FFO allocable to common shareholders, as it believes that both are useful performance measures. The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the minority interest in the operating partnership. The Company believes FFO allocable to common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income available to common shareholders.

In the reconciliation of net income available to common shareholders to FFO allocable to common shareholders, the Company makes an adjustment to add back minority interest in earnings of its operating partnership in order to arrive at FFO of its operating partnership. The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

About CBL & Associates Properties, Inc.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 159 properties, including 84 regional malls/open-air centers. The properties are located in 27 states and total 82.8 million square feet including 1.8 million square feet of non-owned shopping centers managed for third parties. CBL currently has fifteen projects under construction totaling 4.1 million square feet including Pearland Town Center, Houston (Pearland), TX; Settlers Ridge in Pittsburgh, PA; CBL Center II in Chattanooga, TN; The Pavilion at Port Orange in Port Orange, FL; Hammock Landing in West Melbourne, FL; two lifestyle/associated centers, seven expansions/redevelopments, and one community center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

-END-